As filed with the Securities and Exchange Commission on February 29, 2016
File No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________
UNION BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Vermont	03-0283552
(State or other jurisdiction	(IRS Employer
of incorporation or Organization)	Identification Number)

20 Lower Main St., P.O. Box 667
Morrisville, VT 05661-0667
(Address of principal executive offices)

David S. Silverman	With a copy to:
President and Chief Executive Officer	Denise J. Deschenes, Esq.
Union Bankshares, Inc.	Primmer Piper Eggleston & Cramer PC
20 Lower Main St., P.O. Box 667	106 Main Street, P.O. Box 349
Morrisville, VT 05661-0667	Littleton, NH 03561-0349
Telephone: (802) 888-6600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $2.00 per share	200,000 shares	$28.67	$5,734,000	$578
____________________

(1)
The shares may be sold from time to time by the Registrant pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of such common stock.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the NASDAQ Stock Exchange on February 25, 2016.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act and Rule 462(a) thereunder.

PROSPECTUS

UNION BANKSHARES, INC

Dividend Reinvestment and Stock Purchase Plan
common stock ($2 par value)

This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of Union Bankshares, Inc. (“Company”). The Company is offering this Plan to you as a convenient and cost-efficient way for you to increase your ownership of the Company’s stock.

Broadridge Corporate Issuer Solutions, Inc., has been appointed as the processing agent and the Plan Administrator. Securities held in custody by Broadridge are not subject to protection under the Securities Investor Protection Act. Participation in the Plan is completely voluntary; you may join or withdraw from the Plan or modify your participation whenever you wish.

Under the Plan, the Company will pay all brokerage fees and commissions and fees of the Plan Administrator connected with a participating shareholder’s purchase of company stock with cash dividends. The Company will also pay brokerage commissions incurred in the purchase of stock through optional cash investments. Transaction fees and commissions for sales of the Company’s stock held in the Plan will be paid by the shareholder as detailed in this prospectus.

This prospectus sets forth, in question and answer form, a description of the Plan. After you have read this prospectus, if you still have any questions about how the Plan operates, please call Broadridge toll free at 1-866-321-8022 or call Kristy Adams Alfieri in our office at (802) 888-6600. This prospectus relates to 200,000 shares of the Company’s common stock, $2 par value, registered for sale under the Plan. This prospectus also covers an indeterminate number of shares of common stock which may become issuable as a result of stock splits, stock dividends or similar transactions, if any. Participants should retain this prospectus for future reference.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of the Company’s common stock are not savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is February 29, 2016.

3

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The reports, proxy statements and other information can be inspected and be copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company’s common stock is listed for quotation on the NASDAQ Global Select Market under the symbol “UNB”.

This prospectus is a part of a registration statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Commission, this prospectus omits certain of the information contained in the registration statement and its exhibits and schedules. You may obtain information concerning the Company and its common stock offered, by reviewing the registration statement and its exhibits and schedules at the locations described above.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows the Company to “incorporate by reference” information into this prospectus. This means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that the Company has previously filed with the Commission. These documents contain important information about the Company’s financial condition.

The following documents which have been filed by the Company with the Commission are incorporated by reference in this prospectus.

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (as amended by reports on Form 10-Q/A filed on November 10, 2015 and February 29, 2016.
(c) Current Reports on Form 8-K filed January 21, 2015, February 9, 2015, April 10, 2015, April 15, 2015, May 8, 2015, May 21, 2015, July 15, 2015, August 7, 2015, October 21, 2015, November 9, 2015, January 20, 2016, and Feburary 9, 2016.
(d) The description of Union Bankshares, Inc. common stock contained in its Registration Statement on Form 8-A/A filed September 2, 2008 filed under section 12 of the Exchange Act. (Commission File Number 001-15985).

The Company also incorporates by reference all documents it files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the common stock offered by this prospectus. Any statement or information contained in a document incorporated or deemed to be incorporated by reference shall be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes any such statement.

The Company will provide without charge to you, a copy of any or all of the documents incorporated into this prospectus by reference (other than exhibits and schedules to such documents, unless such exhibits are specifically incorporated by reference into the documents incorporated herein). Requests should be directed to: Chief Financial Officer, Union Bankshares, Inc. 20 Lower Main Street, Morrisville, Vermont 05661, (802) 888-6600.

RISK FACTORS

An investment in the Company’s common stock involves risk. Before making an investment decision, you should carefully read and consider the risk factors described in our amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission under the heading “Risk Factors,” as well as any updated disclosure about risk factors contained in any of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the Commission after the date of this Prospectus, all of which reports will be incorporated by reference in this Prospectus when they are filed with the Commission. (See “INFORMATION INCORPORATED BY REFERENCE” above.)

When making your investment decision you should also refer to other information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. Additional risks and uncertainties of which we are unaware or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of the Company’s common stock and of your investment could decline.
Union Bankshares, Inc.

The Company is a one-bank holding company whose subsidiary is Union Bank (“Union”). The Company was incorporated in the State of Vermont in 1982. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "UNB". Union Bank was organized and chartered as a State bank in 1891 and became a wholly owned subsidiary of the Company in 1982 upon its formation. Both Union Bankshares, Inc. and Union Bank are headquartered in Morrisville, Vermont.

The Company's business is that of a community bank in the financial services industry. The Company has one definable business segment, Union Bank, which provides full retail, commercial, municipal banking, and asset management and trust services throughout its 17 banking offices, two loan centers, and several ATMs covering northern Vermont and New Hampshire. Also, many of Union's services are provided via the telephone, mobile devices, and through its website, www.ublocal.com.

The Company's income is derived principally from interest and fees on loans and earnings on other investments. Its primary expenses arise from interest paid on deposits and borrowings, salaries and wages, health insurance and other employee benefits and other general overhead expenses. Profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. Interest-earning assets include loans, investment securities, and interest-earning deposits in banks. Interest-bearing liabilities primarily include customer deposit accounts and borrowings. Net interest income is dependent upon the level of interest rates and the extent to which such rates change, as well as changes in the volume of various categories of assets and liabilities. Profitability is also dependent on the level of noninterest income (primarily gains on sale of real estate loans and service fees), provision for loan losses, noninterest expenses and income taxes. Operations and profitability are subject to changes in interest rates, applicable statutes and regulations, general economic conditions, the competitive environment, as well as other factors beyond our control.

DIVIDEND REINVESTMENT AND STOCK PURCHASE Plan

The Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) was adopted on February 17, 2016. The Plan will be in effect until amended, altered or terminated. The Company has reserved 200,000 shares of its common stock for issuance and sale under the Plan pursuant to this prospectus. The Plan is described below in a series of questions and answers.

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide shareholders with a simple, convenient and cost effective method of investing cash dividends and optional cash payments in shares of The Company’s common stock directly through Broadridge without opening a brokerage account and incurring the higher fees and expenses typically connected with those accounts.

2. What are the advantages of the Plan?

If you become a participant in the Plan, you may:

•	Have cash dividends on shares of the Company’s common stock automatically reinvested in the Company’s common stock without payment of any brokerage commission or service charge.

•
Purchase additional shares of the Company’s common stock by making optional cash payments to the Plan or through automatic bank account withdrawals. The minimum cash purchase is $25; the maximum amount of cash purchases during a calendar quarter is $2,500. A transaction fee of $5.00 is charged for each investment by check. If the investment is made by automatic withdrawal from a bank account, the fee is $2.50 for each withdrawal. Any brokerage commissions on such purchases are paid by the Company.

•	Send all certificated shares of the Company’s common stock you hold to Broadridge to be held for safekeeping in book entry form.

•	Sell any number of shares from the Plan account. You will be charged a $15 fee for each sale plus a sales commission fee of $.10 per share (prorated for any fractional share).

•	Make gifts of the Company’s common stock and enroll the recipient into dividend reinvestment.

•	Receive periodic statements showing your holdings and transactions under the Plan.

•	Enjoy full investment of funds because fractions of shares, as well as whole shares, will be credited to your account. Fractional shares will be calculated to four decimal places.

3. Who administers the Plan for participants?

The Plan Administrator is Broadridge which administers the Plan for participants, keeps records, sends statements of account to participants, purchases shares through a registered broker-dealer at the Company's request for allocation to the account of Plan participants, places sell orders with a registered broker-dealer at the request of participants and performs other duties relating to the Plan. Broadridge will hold for safekeeping (in book entry form) the shares of stock purchased for each participant under the Plan unless and until such participant requests that certificates for such shares be issued, as more fully explained in Question 21.

All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:
Website:        http://shareholder.broadridge.com
Phone number:    1-866-321-8022 (toll free)
Email address:    shareholder@broadridge.com
Mailing Delivery Address (for all correspondence including purchase or sales requests)
Standard Mail:                    Overnight Packages:
Broadridge Corporate Issuer Solutions        Broadridge Corporate Issuer Solutions
P.O. Box 1342                    Attn: IWS
Brentwood, NY 11717                1155 Long Island Ave
Edgewood, NY 11717

4. Who is eligible to enroll in the Plan?

Any shareholder with common stock registered in his or her name on the records of Broadridge, may enroll in the Plan. If a shareholder has common stock registered in the name of someone else (for example, with a bank, broker or trustee) and wants to participate in the Plan, the shareholder should request his or her bank, broker or trustee to have some or all of the common stock registered in the shareholder’s own name.

Shareholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, stock registration, foreign investments and related matters. The Company and the Plan Administrator reserve the right to decline the enrollment of any shareholder or to terminate the participation of any shareholder if they determine participation to be in violation of law. (See Question 6).

5. How does an eligible shareholder participate?

To enroll in the Plan, an eligible shareholder must complete an enrollment form and submit it to Broadridge. The enrollment form can be obtained from Broadridge's website http://shareholder.broadridge.com or by calling Customer Service at 1-866-321-8022. You may also enroll by logging into your account and selecting "Dividend Options". If your shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign. You may obtain an enrollment form at any time on the Company’s investor relations web site at www.ublocal.

Additional copies of this prospectus and the enrollment form are also available at the Company’s corporate offices at 20 Lower Main Street, Morrisville, Vermont 05661 and on the Company's investor relations web page accessed at www.ublocal.com.

6. Are there limitations on participation in the Plan other than those described above?

The Company retains the right to decide, for any reason, not to allow a shareholder to participate in the Plan even if the shareholder otherwise qualifies for participation.

For example, some shareholders may be residents of certain states or foreign jurisdictions in which the Company determines that it may not be legally or economically practicable to offer our stock under the Plan, and accordingly residents of those states or other jurisdictions may be precluded from participating in the Plan.

A shareholder’s Plan account and right to participate in the Plan are not transferable.

7. When may a shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If an enrollment form specifying reinvestment of cash dividends is received by Broadridge at least five business days before the record date established for payment of a given cash dividend, reinvestment will commence with the cash dividend.

If an enrollment form specifying reinvestment of cash dividends is received by Broadridge less than five business days before the record date established for payment of a particular cash dividend, reinvestment will commence with the next following cash dividend. See Questions 11 through 16 for information concerning the investment of optional cash payments for share purchases under the Plan.

8. What options are available to the participant?

Reinvestment of Dividends
By marking the appropriate space on your enrollment form, you may choose to automatically reinvest cash dividends paid on shares of the Company’s common stock for which you are the owner of record. You may elect to invest 100% of the dividends on your shares or a partial reinvestment. Under the partial reinvestment, you may direct the Company to reinvest the dividends on a portion of the shares of common stock registered in your name. Dividends on shares credited to your account under the Plan will be reinvested fully to the extent you have elected to participate. The Company will pay any brokerage commissions and fees incurred in connection with the reinvestment. If you elect to have less than all of your dividends reinvested, you will receive a check/ or direct deposit for the dividends which are not reinvested.

Cash Purchases
You may elect to make optional cash investments into the Plan to be used for purchases of the Company’s common stock. As of the date of this prospectus, the minimum investment for cash purchase is $25 and the maximum investment is $2,500 during any calendar quarter. Optional cash investments may be made by check or money order or by automatic withdrawals from your bank account. There are small fees for these investments, as described in Question 13 below. The Company will pay any brokerage commissions incurred in connection with such purchases.

Deposit of Shares for Safekeeping and Shares Held by Plan Administrator for Participants
All shares of the Company’s common stock purchased through the Plan, whether with reinvested dividends or optional cash payments, will be held by the Plan Administrator in book entry for Plan participants. All dividends on these shares will be reinvested automatically to the extent you have elected to participate.

The Plan allows you to deposit share certificates registered in your name with the Plan Administrator for safekeeping and to be administered under the Plan. Share certificates deposited with the Plan administrator will be converted to book entry. There is a fee of $5.00 charged for each deposit of certificate(s). More than one certificate can be deposited at one time for the same $5.00. You must send a check for $5.00 with the certificate(s) to be deposited. See Questions 21 and 22 below.

Sale of Shares Held in the Plan
Participants can sell some or all of the shares held by the Plan Administrator for their benefit. There is a $15 fee charged for each sale plus a sales commission fee of $.10 per share (prorated for any fractional share.)

If all of the shares held in the Plan for a participant are sold, then Plan participation will be terminated.

9. When do your investments begin through the Plan?

If an enrollment form specifying reinvestment of cash dividends is received by the Plan Administrator at least five business days before the most current record date of a cash dividend payment, reinvestment will commence with that dividend payment. If the enrollment form is not received five business days before such record date, the reinvestment of cash dividends through the Plan will begin with the cash dividend payment following the next succeeding record date.

Optional cash payments will be invested as specified in Question 11.

10. May you change your method of participation after enrollment?

You may change or terminate your Plan participation at any time by sending a written notification to the Plan Administrator or by logging into your shareholder account at http://shareholder.broadridge.com. If you elect to participate through the reinvestment of cash dividends on shares registered in your name and later decide to participate through the optional cash payment feature, you do not need to submit a new enrollment form.

11. When and how can optional cash payments be made?

Optional cash payments will be invested once monthly. Optional cash payments must be at least $25. No more than $2,500 may be invested in any calendar quarter.

Cash investments may be made by check or automatic bank account withdrawals. A $2.50 transaction fee will be payable for each automatic withdrawal and a $5.00 transaction fee for each check. The applicable fee will be deducted from the amount invested. There will be a $30.00 charge for checks returned due to insufficient funds. The cash investments, less the transaction fee, will be applied to the purchase of shares for your account on the investment date, which is described in Question 15 below. Cash received for investment may be commingled by the Plan Administrator with dividends and other participants’ cash for the purposes of making purchases of stock. Participants cannot specify the price or timing or impose any other limitations on the purchase of shares under the Plan.

Optional cash payments received less than two business days before the investment date (see Question 15 below) will be invested on the next following investment date. It is currently anticipated that automatic withdrawals to make cash purchases will be made on the 10th day of the month, or if that day is not a business day, on the next business day.

No interest will be paid on optional cash payments pending investment. The investment date is described in Question 15.

An initial optional cash payment may be made when you join the Plan. A check or money order should be made payable to Broadridge and returned along with the enrollment form. Thereafter, optional cash payments may be made through the use of cash payment forms sent to you as part of your account statement.

12. What are the limitations on making optional cash payments?

Optional cash payments may be made by personal check, official bank check, money order or by automatic withdrawal from a bank account. Any optional cash payment you wish to make must be at least $25 and may not exceed in total $2,500 per calendar quarter. Any number of optional cash payments may be made, subject to the foregoing limitations. There is no obligation to make any optional cash payment at any time and all cash payments need not be in the same amount of money.

13. Are there any expenses to participants in connection with purchases through the Plan?

Some services are provided to you under the Plan free of any charge. For these services, any charges will be paid by the Company. For other services, the charges of the Plan Administrator will be passed on to you. In some cases you must pay a proportionate share of brokerage commissions. Your costs for services by the Plan are currently as follows:

•	Dividend Reinvestment: All fees and brokerage commissions are absorbed by the Company.

•
Optional Cash Investments: At present, there is a $5.00 fee per check received. If cash investments are made through automatic bank account withdrawals, the fee is $2.50 per withdrawal or deduction. Brokerage commissions are absorbed by the Company.

•	Sale of Shares Held in the Plan: There is a $15.00 fee per sale, plus a sales commission fee of $.10 per share (prorated for any fractional share).

•	Withdrawal of Shares from the Plan: There is a $5.00 fee anytime shares are removed from the Plan and distributed upon the request of a participant.

•	Deposit of Certificates for Safekeeping: A fee of $5.00 per deposit will be charged.

•	Replacement Checks: A fee of $3.00 per check will be charged for lost or misplaced checks.

•	Issuance of Certificates: A fee of $50.00 will be charged for the issuance of share certificates.

•	Returned Checks: A fee of $30.00 will be charged for optional cash payments by check returned for non-payment.

The fee structure is subject to change. If there are changes to the fee structure, you will be notified in writing in advance of implementation.

14. How many shares of the Company’s common stock will be purchased for participants, and what is the source of shares purchased through the Plan?

The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments less the applicable transaction fee), divided by the purchase price per share.

Shares purchased through the Plan will be purchased by the Plan Administrator as agent for the participants in the open market through an unaffiliated, registered broker-dealer or directly from the Company, in which case they will be issued by the Company out of legally authorized but unissued shares of common stock or treasury shares. The choice of whether shares will be purchased on the open market or from the Company will be determined by the Company in its discretion, based upon its best interests.

The Company cannot exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator on the open market. Participants cannot specify the price, source, timing or number of shares to be purchased. Funds received from cash dividends and cash payments may be commingled for purposes of purchasing shares for the Plan.

15. When will shares of the Company’s common stock be purchased through the Plan?

Purchases under the Plan will be made monthly on each “investment date.” The investment date for purchases made as a result of dividend reinvestment will be on the close of business on the dividend payment date or as soon as practicable after that date.

In the past the Company has paid dividends quarterly. During any month in which the Company pays dividends, the investment date for purchases made as a result of optional cash contributions (including automatic withdrawals) will be on the dividend payment date or as soon as practicable after that date. During any month in which the Company does not pay dividends, it is expected that the investment date for purchases made as a result of cash contributions (including automatic withdrawals) will be the 20th day of the month or, if that day is not a business day, the next business day or as soon as practicable after that date. The investment dates may be changed at any time by the Company and the Plan Administrator in their discretion.

A participant will become the owner of shares purchased through the Plan on the date the share purchases are settled (credited to the account of the Plan Administrator at the registered broker dealer for the benefit of Plan participants.) If, within 30 days after the investment date, the Plan Administrator cannot buy the shares in the open market due to an inadequate supply of shares or other reasons and the Company chooses not to sell shares to the Plan directly, then the Plan Administrator will send participants a check for the amount of dividends due and any cash contributed.

16. At what price will shares of common stock be purchased through the Plan?

If the broker-dealer engaged by the Plan Administrator purchases shares of the Company’s common stock in the open market, the price at which the Plan Administrator will be deemed to have acquired shares for a participant’s account under the Plan will be the weighted average price of all shares purchased by the broker-dealer on the open market from each aggregate order placed by the Plan Administrator.

The purchase price for newly issued shares of the Company’s common stock or shares of treasury stock issued by the Company will be equal to the average of the high and low prices for the Company’s common stock as quoted on the NASDAQ Global Select Market (or on any other market which becomes the major trading market for the common stock) for the last 10 trading days preceding the date of issuance.

17. How may you sell your shares of common stock?

You can sell your shares of the Company’s common stock held under the Plan in either of two ways. First, you may request a certificate(s) for your full shares and arrange for the sale of these shares through a broker-dealer of your choice. You will be charged a $50 fee for certificate issuance. The Plan Administrator will send you a check for any fractional shares held in your account. The price for the cash out of any fractional shares will be determined by the Plan Administrator by either: a) selling shares on the open market through an unaffiliated, registered broker-dealer; or b) based on the average of the high and low trading prices for the most recent previous trading day. This type of transaction involves a withdrawal of shares from the Plan, and you will be charged a $5.00 fee anytime shares are withdrawn from the Plan and distributed to you, including by way of book entry transfer or issuance of a share certificate.

Alternatively, you may request that the Plan Administrator sell some or all of your shares held in the Plan. The Plan Administrator will sell shares for you on the open market in ordinary brokerage transactions through registered broker-dealers selected by the Plan Administrator in its sole discretion. If you request that the Plan Administrator arrange for the sale of your shares, you will be charged a $15.00 fee per sale, plus a sales commission fee of $.10 per share (prorated for any fractional share).

These amounts will be deducted from the cash proceeds paid to you. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sale price of all shares sold in each aggregate order placed by the Plan Administrator, less your costs of sale. Participants cannot set any price limits or other restrictions on the sales.

The sale of shares must be requested in writing by delivery of the request to the Plan Administrator at the address provided in Question 3. The request must indicate the number of shares to be sold. All participants listed on the account must sign the request. In order for sale orders to be considered as having been received, the orders must have been received before 12 noon Eastern Time on a business day.

If all shares held for you in the Plan are sold, your Plan participation will be terminated.

18. When will shares of the Company’s common stock be sold?

The broker-dealer engaged by the Plan Administrator will try to sell your shares on the open market within seven business days after receipt of written instructions from you to sell shares, or as soon as practicable thereafter. There can be no assurances that the broker-deal will be able to sell your shares for any specified price, at any specified time or on any specified terms. The Company and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if such shares cannot be sold.

19. Will participants be credited with dividends on shares held in their Plan accounts?

The Plan Administrator will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participant accounts. Dividends received on shares held in the Plan and credited to your account will be reinvested to the extent you have elected to participate.

20. What reports will be sent to participants in the Plan?

You will receive a statement after each investment showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold for your account. This statement will provide a cost record of your purchases under the Plan and you should therefore retain it for tax purposes. In addition, you will receive the same material sent to every other holder of the Company’s common stock, including the Company’s annual reports to shareholders, notices of shareholders meetings, proxy statements, and information for income tax reporting.

21. Will certificates be issued for shares of the Company’s common stock purchased through the Plan?

Certificates for shares of the Company’s common stock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Plan Administrator or its nominees as your agent and will be held in book entry form. The number of shares credited to your account will be shown on your account statement. Share purchases will be calculated to four decimal places. Book entry share ownership protects against loss, theft, or destruction of stock certificates.

A certificate for any number of whole shares credited to your Plan account will be issued upon the Plan Administrator’s receipt of a written request. Upon conversion to certificate form, these shares will be deemed withdrawn from the Plan. Certificates for fractional shares will not be issued under any circumstances. There is a $50 certificate issuance fee payable when shares are withdrawn from the Plan, including shares previously deposited for safekeeping and a certificate is issued to you.

Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name and withdrawn from the Plan.

Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan. Certificates for full shares will be registered in the same manner when issued to you.

22. Can a participant send his or her Company stock certificates to be credited to his or her Plan account for safekeeping?

You can deposit any certificate for shares of the Company’s common stock registered in your name in order for such shares to be held for safekeeping by the Plan Administrator in your Plan account. A service fee of $5.00 is charged by the Plan Administrator for each safekeeping deposit of one or more certificates. A check for $5.00 made payable to Broadridge Corporate Issuer Solutions, Inc. must accompany the request. If you wish to deposit certificates for safekeeping you should mail them by certified or registered mail to the address noted in Question 3, together with a letter requesting that they be so deposited. Additional documentation may be required. The Company recommends that shareholders insure the certificates for 2% of their current market value when mailing them. This is the amount that is usually charged for surety protection should the certificate become lost in the mail. The certificates should not be endorsed.

23. Can a participant make gifts of shares of the Company’s common stock held in his or her Plan account?

You can make a gift of shares of the Company’s common stock held in your Plan account by writing a letter to the Plan Administrator indicating the number of shares to be given and providing the registration information requested by the Plan Administrator. Signatures of all registered holders are required and must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. You can also enroll the recipient in the Plan to allow dividends or the gifted shares to be reinvested. If you wish to make a gift of shares in the Plan, you should call the Plan Administrator for specific instructions. Additional documentation may be required.

24. How can participation in the Plan be terminated?

The Plan is entirely voluntary. You may terminate your participation in the Plan at any time by writing instructions to the Plan Administrator and providing any additional documentation the Plan Administrator requires. When such notice is received, the Plan Administrator will withdraw full shares credited to your account under the Plan and deposit them into a book (electronic) position. A cash payment will be made to you for any fractional share. A fee of $5.00 is payable when the shares are withdrawn from the Plan. If your notice of termination is received by the Plan Administrator less than five business days prior to a cash dividend record date that cash dividend will be reinvested for your account. After your account is terminated, subsequent cash dividends on certificated shares will be paid to you.

25. What are the federal income tax consequences of participating in the Plan?

We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and it does not discuss foreign, state or local tax consequences. We advise you to consult your own tax advisors for information about your specific situation.

In general, all your cash dividends - whether paid to you in cash or reinvested - are considered taxable income to you at the time they are received or reinvested. In addition, if the source of shares is open market purchases rather than newly-issued shares or treasury shares, any brokerage commissions on such purchases for your Plan account (which will be paid by the Company on your behalf ) will be treated as distributions subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service shortly after the end of each year. Your cost basis for shares purchased upon reinvestment of dividends will generally equal the amount of the cash dividend, plus the commission and fees paid by the Company on your behalf.

At the time of investment of optional cash payments in additional shares of the Company’s common stock, you will realize taxable income equal to the brokerage commissions paid by the Company on your behalf. The tax basis of shares purchased with an optional cash payment will be the amount of such payment, which may include the required investment fee to be deducted before the investment, plus any commissions paid by the Company on your behalf in connection with that investment.

The holding period of shares of common stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day after purchase by the Plan Administrator.

You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional share (net of brokerage commissions and other costs of sale) and the tax basis of the shares.

The above rules may not be applicable to certain participants, such as tax-exempt entities. These participants should consult their own tax advisors. In the case of Plan participants whose dividends are subject to U.S. backup withholding, to the extent you elect dividend reinvestment, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

The foregoing is only an outline of the Company’s understanding of some of the applicable federal income tax provisions. The outline is general in nature and does not purport to cover every situation. It does not include a discussion of foreign, state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of participation in the Plan, including any future changes in applicable law or interpretation thereof, you should consult your own tax advisor.

26. What happens if a participant sells a portion of the shares of common stock registered in the participant’s name?

If you have authorized the reinvestment of cash dividends on shares registered in your name and then dispose of a portion of these shares, cash dividends on those shares will cease upon disposition and will continue on the remaining shares to the extent you have instructed the Plan Administrator to invest.

27. What happens when a participant sells or transfers all of the shares registered in his or her name and held outside of the Plan?

If you sell or transfer all shares of the Company stock you hold outside of your Plan account (while continuing to have shares credited to your Plan account), the Plan Administrator will continue to reinvest the dividends on the shares of your stock credited to your Plan account for so long as they remain in your Plan account. Please note, however, that a participant who has ceased to be a holder of record of the Company’s stock may not make optional cash payments under the Plan after he or she ceases to be a holder of record.

If you cease to be a record owner of any shares of the Company's common stock (other than by depositing shares into the Plan for safekeeping), the Plan Administrator, in its discretion, may request your instructions on the disposition of stock in your Plan account. If the Plan Administrator does not receive such instructions from you within 30 days, the Plan Administrator, in its discretion, may terminate your Plan account.

28. If the Company has a rights offering, how will rights on the Plan shares be handled?

No preemptive rights attach to the Company’s common stock. If the Company, nevertheless, makes available to holders of its common stock rights or warrants to purchase additional shares of the Company’s common stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your Plan account on the record date established for determining the holders of the Company’s common stock entitled to such rights or warrants.

29. What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividend or split shares distributed by the Company on shares of common stock held for you in your Plan account will be credited to your account in the Plan. Both full and fractional shares, where applicable, will be credited to your account.

30. Will interest be paid on amounts held pending investment?

No. Dividends allocated for reinvestment and optional cash contributions received from participants will be deposited in a non-interest bearing account controlled by the Plan Administrator pending investment. Funds of participants may be commingled and aggregated for purposes of investment.

31. How will a participant’s shares be voted at meetings of shareholders?

Shares held under the Plan will not be voted by the Plan Administrator. You will receive a proxy indicating the total number of shares of common stock registered in your name and shares of common stock credited to your Plan account, and you will be entitled to vote those shares.

32. What is the responsibility of the Company and the Plan Administrator for the Plan?

Neither the Company nor the Plan Administrator will be liable to any participant in the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account or sell shares in the Plan or invest optional cash payments without receipt of proper documentation and instructions; and (ii) with respect to the prices and times at which shares are purchased or sold for the participant’s account, including fluctuations in market value of shares being maintained on behalf of a participant.

The trading price of the Company's common stock may rise or fall during the period between a request for purchase or sale, its receipt by the Plan Administrator and the completion of the purchase or sale. Instructions sent to the Plan Administrator to purchase or sell shares may not be rescinded and are binding on the participant. The Plan Administrator may, in its own discretion, accept written requests to revoke instructions. Neither the Company nor the Plan Administrator has any responsibility for the market value of shares maintained on a participant’s behalf or for changes in market price between the time an order is sent to the Plan Administrator and the time an order is executed. Depending upon the time when a participant initiates a purchase as a result of a cash contribution, there may be a substantial delay until the investment date on which shares will be purchased.

Neither the Company nor the Plan Administrator can assure any participant of a profit or protect any participant against a loss from the shares purchased or sold through the Plan. An investment in the Company’s common stock, as are all equity investments, is subject to significant market fluctuations. The Company can neither control purchases by the Plan Administrator under the Plan nor guarantee that dividends on the common stock will not be reduced or eliminated.

Neither the Company nor the Plan Administrator provides any advice nor makes any recommendations regarding the purchase or sale of shares of the Company’s common stock; all such decisions must be made by participants based upon his or her own research and judgment.

33. Who regulates and interprets the Plan?

The Company and the Plan Administrator reserve the right to interpret and regulate the Plan as they deem necessary or desirable. Any such interpretation and regulation will be final and binding on the participants. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the State of Vermont. The Company reserves the right to remove the Plan Administrator and to appoint a new Plan Administrator at any time upon prior notice to Plan participants, and the Plan Administrator has the right to resign at any time upon at least 90 days' notice to the Company.

34. May the Plan be changed or discontinued?

The Company and the Plan Administrator reserve the right to terminate the Plan or change its terms at any time by written notice to the participants.

Upon termination of the Plan, any uninvested optional cash payments will be returned, book entry shares for whole shares credited to a participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share credited to a participant’s account. If you wish to convert book entry shares to certificate form, you must send written instructions to the Plan Administrator and pay the applicable certificate fee. (See Question 21.)

35. Will cash dividends continue to be paid while the Plan is in effect?

The Company’s Board of Directors has the authority to declare dividends from time to time, subject to statutory and regulatory requirements. There is no assurance that dividends will continue to be paid or as to the amount or form of any such dividend. Participants in the Plan accordingly have the opportunity to reinvest cash dividends only when, as and if such dividends are declared and paid by the Company. The Company has the right to suspend, terminate or modify the amount of its cash dividend at any time depending upon business, financial, regulatory and other conditions.

36. Will my investments be insured?

No. The shares held in Plan accounts for Plan participants and sales proceeds and funds held pending investment are not subject to protection under the Securities Investor Protection Act of 1970. Funds held by the Plan Administrator are not deposits of the Company or Union, are not deposits of the Plan Administrator or other obligations of, or guaranteed by, the Plan Administrator or its affiliates and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other entity. Shares of the Company’s common stock are subject to market risk and possible loss of investment (See "Risk Factors" above.)

USE OF PROCEEDS

The Company intends to use any net proceeds that it receives from the sale to the Plan of newly-issued shares or treasury shares for general corporate purposes.

EXPERTS

Union Bankshares, Inc. consolidated financial statements as of December 31, 2014 and 2013, and for each of the years then ended have been incorporated into this prospectus and into the registration statement by reference in reliance upon the report of Berry Dunn, McNeil, and Parker, LLP, independent certified public accountants, upon the authority of that firm as experts in accounting and auditing.

Documents incorporated by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of the Company’s common stock offered by this prospectus has been passed upon for the Company by its counsel Primmer Piper Eggleston & Cramer PC, Montpelier, Vermont.

INDEMNIFICATION

Our Amended Articles of Association and Bylaws, as well as the statutes of the State of Vermont, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933 (the “Securities Act”). To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

The following table sets forth an estimate (except in the case of the registration fee) of the costs and expenses to be incurred by Union in connection with the issuance and distribution of the securities being registered. Union Bankshares, Inc. (“Union” or the “Registrant”) will pay all costs and expenses in connection with the distribution of the shares of its common stock being registered hereby.

SEC registration fee	$578
Legal fees and expenses	12,000
Accounting fees and expenses	1,500
Printing, mailing and other miscellaneous expenses	1,000
Total	$15,078

Item 15.    Indemnification of Directors and Officers

Indemnification. Union is a Vermont corporation subject to applicable provisions of the Vermont Business Corporation Act (“VBCA”) (codified at Title 11A of the Vermont Statutes Annotated). Sections 8.50 through 8.58 of the VBCA contain provisions governing the indemnification of corporate directors, officers, employees and agents. In general, the VBCA permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to a legal proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses (including reasonable attorney's fees), judgments, fines, penalties and amounts paid in settlement in connection with such proceeding if (i) he or she acted in good faith and (ii) in the case of conduct in the individual’s official capacity, he or she reasonably believed that his or her conduct was in the best interests of the corporation, or in the case of conduct outside the individual’s official capacity, he or she reasonably believed that such conduct was at least not opposed to the corporation’s best interests. With respect to any proceeding brought by a governmental entity, the indemnified individual must have had no reasonable cause to believe his or her conduct was unlawful and the individual must not have been finally found to have engaged in a reckless or intentional unlawful act. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including reasonable attorneys' fees) incurred by such person in connection with the proceeding, and only if the individual has not been adjudged to be liable to the corporation, except to the extent that the court in such proceeding determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Additionally, a corporation is required to indemnify its directors and officers against reasonable expenses to the extent that such directors or officers have been wholly successful on the merits or otherwise in defense of any legal proceeding referred to above.

Indemnification may be made by a corporation only in the manner prescribed by the statute upon a finding that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the VBCA. Statutory indemnification rights are not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or while serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another entity, employee benefit plan or enterprise, whether or not the corporation would have the power to indemnify him against such liability under Sections 8.51 (Authority to Indemnify) or 8.52 (Mandatory Indemnification) of the VBCA.

Article VIII of Union’s Bylaws addresses indemnification of directors, officers and others and provides as follows:

ARTICLE VIII
INDEMNIFICATION AND INSURANCE

Section 1.    Indemnification Policy. The Corporation shall indemnify its directors, and, by affirmative vote of a majority of its directors, may indemnify its officers, employees and agents, against any liability incurred by any of them in their capacity as such, to the full extent permitted by the laws of Vermont, in accordance with the following provisions.

Section 2.    Third Party Suits. The Corporation shall indemnify any director and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 3.    Derivative Actions. The Corporation shall indemnify any director and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 4.    Payment in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article VIII.

Section 5.    Non-exclusivity. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such person.

Section 6.    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

As authorized by Section 8.57 of the VBCA and Article VIII, Section 6 of the Bylaws, Union maintains in effect liability insurance covering its directors and officers and those of its wholly-owned subsidiary, Union Bank.

Limitation of Director Liability. Section 2.02(b)(4) of the VBCA authorizes a Vermont corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, no such provision may eliminate or limit a director’s liability with respect to:

•	the amount of a financial benefit received by a director to which he or she is not entitled;

•	an intentional or reckless infliction of harm on the corporation or the shareholders;

•	payment of unlawful distributions proscribed under Section 8.33 of the VBCA; or

•	an intentional or reckless criminal act.

Article 8 of Union’s Amended and Restated Articles of Association eliminates the liability of a director to Union or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the VBCA. Article 8 reads as follows:

8. Liability of Directors. A Director of the Corporation shall have no personal liability to the Corporation or to its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of Title 11A of the Vermont Statutes Annotated, except for (a) the amount of a financial benefit received by the Director to which the Director is not entitled; (b) an intentional reckless infliction of harm on the Corporation or its shareholders; (c) a violation of Section 8.33 of Title 11A of the Vermont Statutes Annotated or (d) an intentional or reckless criminal act. This Section 8 shall not be deemed to eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Section becomes effective. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

The foregoing summaries of certain provisions of the VBCA are necessarily subject to the complete text of the applicable statutes, and are qualified in their entirety by reference thereto.
Item 16.    Exhibits

The Registrant files herewith, or incorporates by reference herein to prior filings with the Commission, the following exhibits:

Exhibit
Number	Exhibit Description
4.1
Amended and Restated Articles of Incorporation of Union Bankshares, Inc. (as of August 1, 2007), previously filed with the Commission as Exhibit 3.1 to the Company’s June 30, 2007 Quarterly Report on Form 10-Q, and incorporated herein by reference.

4.2
Bylaws of Union Bankshares, Inc., as amended, previously filed with the Commission as Exhibit 3.1 to the Company's September 30, 2007 Quarterly Report on Form 10-Q and incorporated herein by reference.

5.1	Opinion of Primmer Piper Eggleston & Cramer PC regarding the legality of the securities being registered.*
23.1	Consent of Berry Dunn McNeil & Parker, LLC.*
23.2	Consent of Primmer Piper Eggleston & Cramer PC (included in Exhibit 5.1*)
99.1	Letter to shareholders*
99.2	Dividend Reinvestment and Stock Purchase Plan Enrollment Form*
____________________

*	Filed herewith

Item 17.    Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment to this Registration Statement on Form S-3 by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of Vermont, on February 29, 2016.

UNION BANKSHARES, INC.
(Registrant)

By:	/s/ David S. Silverman
David S. Silverman
Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below on February 29, 2016 by the following persons in the capacities indicated.

/s/ David S. Silverman	/s/ Karyn J. Hale
David S. Silverman	Karyn J. Hale
Director, Chief Executive Officer and President	Vice President, Treasurer and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kenneth D. Gibbons	/s/ John H. Steel
Kenneth D. Gibbons, Chairman of the Board of Directors	John H. Steel, Director

/s/ Steven J. Bourgeois	/s/ Schuyler W. Sweet
Steven J. Bourgeois, Director	Schuyler W. Sweet, Director

/s/ John M. Goodrich	/s/ Cornelius J. Van Dyke
John M. Goodrich, Director	Cornelius J. Van Dyke, Director

/s/ Timothy W. Sargent
Timothy W. Sargent, Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1
Amended and Restated Articles of Incorporation of Union Bankshares, Inc. (as of August 1, 2007), previously filed with the Commission as Exhibit 3.1 to the Company’s June 30, 2007 Quarterly Report on Form 10-Q, and incorporated herein by reference.

4.2
Bylaws of Union Bankshares, Inc., as amended, previously filed with the Commission as Exhibit 3.1 to the Company's September 30, 2007 Quarterly Report on Form 10-Q and incorporated herein by reference.

5.1	Opinion of Primmer Piper Eggleston & Cramer PC regarding the legality of the securities being registered.*
23.1	Consent of Berry Dunn McNeil & Parker, LLC.*
23.2	Consent of Primmer Piper Eggleston & Cramer PC (included in Exhibit 5.1*)
99.1	Letter to shareholders*
99.2	Dividend Reinvestment and Stock Purchase Plan Enrollment Form*
____________________

*	Filed herewith